Exhibit 5.1

Ref:	KKZ/704613-000005/29985290v3

Email	Karen.Zhangpallaras@maples.com

ZTO Express (Cayman) Inc.

Building One, No. 1685 Huazhi Road,

Qingpu District, Shanghai, 201708

People’s Republic of China

3 September 2024

Dear Sir or Madam

ZTO Express (Cayman) Inc. (the "Company")

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on 3 September 2024 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the "Securities Act") of class A ordinary shares, par value US$0.0001 per share (the "Shares"), to be delivered by the Company pursuant to the Company's 2024 Share Incentive Plan (the "Plan", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the fourth amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 14 April 2023 and effective on 1 May 2023 (the "Memorandum and Articles"), and the minutes ("Minutes") of the meetings of the board of directors of the Company held on 19 March 2024 and 20 August 2024 (the "Meetings").

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be transferred by Computershare Hong Kong Investor Services Limited to the Grantees (as defined under the Plan) and registered under the Registration Statement have been duly and validly authorised.

2.	When transferred and paid for in accordance with the terms of the Plan and in accordance with the Resolutions, and appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be legally and validly issued, fully paid and non-assessable.

In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Act (As Revised) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act (As Revised) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Minutes are a true and correct record of the proceedings of the respective Meetings, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the memorandum and articles of association of the Company in force at the relevant time and the resolutions set out in the Minutes were duly passed in the manner prescribed in the memorandum and articles of association of the Company in force at the relevant time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out in this opinion letter, (g) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out in this opinion letter, and (h) the Company has received consideration of not less than the par value of each Share when the Shares were issued.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion letter as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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